Filed Pursuant to Rule 424(b)(3) and 424(c)
Registration Number 333-155992

PROSPECTUS SUPPLEMENT NO. 1
To Prospectus dated January 8, 2009
CUSIP No. 985095 108

YATERRA VENTURES CORP.
COMMON STOCK
----------------

This prospectus supplement relates to the 730,000 shares of our common stock we registered on behalf of selling shareholders.

This prospectus supplement should be read in conjunction with the prospectus dated January 8, 2009 contained in our Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on January 8, 2009, which is to be delivered with this prospectus supplement. All capitalized terms used in this prospectus supplement shall have the meanings given them in the prospectus.

The following information amends in its entirety the information provided in the prospectus under the section entitled “Properties – Minnie Claim – Current State of Exploration Activities”:

“Current State of Exploration Activities

We have only recently commenced exploration of the Minnie Claim and our exploration is currently in the preliminary stages. Our planned exploration program is exploratory in nature and no mineral reserves may ever be found.

Prior to implementing Phase I of our exploration program, our consulting geologist conducted a thorough search for the Discovery Post in September, 2008. A Discovery Post is a post that is required to be placed at the point of discovery on each claim. However, our consulting geologist was unable to find the Discovery Post. As a result, our consulting geologist used the original staking document along with the location of the workings on the property to provide a definitive property boundary location.

Once satisfied with the property boundaries, our consulting geologist commenced Phase I of our exploration program. This initial phase involved the collection of nine rock samples from the Minnie Claim. The samples consisted of outcrop grabs across strike where possible, as well as float samples of mineralized veins near historical workings. These samples were sent to an independent laboratory for testing. In January 2009, we received the fire assay results on the rock samples and they indicated the occurrence of gold mineralization on the Minnie Claim. The fire assay results on the rock samples are summarized as follows:

Sample No.	Au Results (oz/t)	Ag Results (oz/t)	Cu Results (%)	Zn Results (%)
ML001	n/a (13 ppb)	n/a (<0.5 ppm)	0.08 (792 ppm)	0.38 (3810 ppm)
ML002	n/a (10 ppb)	n/a (<0.5 ppm)	0.01 (134 ppm)	0.40 (3950 ppm)
ML003	0.112 (3850 ppb)	1.823 (62.5 ppm)	0.02 (173 ppm)	0.04 (441 ppm)
ML004	0.037 (1265 ppb)	3.208 (110 ppm)	0.28 (2800 ppm)	0.44 (4350 ppm)
ML005	0.057 (1965 ppb)	0.645 (22.1 ppm)	0.06 (605 ppm)	0.05 (512 ppm)
ML006	0.098 (3360 ppb)	15.779 (541 ppm)	0.65 (6480 ppm)	3.70
ML007	0.063 (2170 ppb)	9.188 (315 ppm)	0.65 (6480 ppm)	0.77 (7720 ppm)
ML008	0.010 (359 ppb)	0.505 (17.3 ppm)	0.11 (1080 ppm)	0.07 (716 ppm)
ML009	0.028 (972 ppb)	1.350 (46.3 ppm)	0.15 (1450 ppm)	0.03 (347 ppm)

Note: Conversions to ounces per ton (oz/ton) on the tables above employ a factor of 34285.7 ppb equaling 1 troy ounce per short ton and 34.2857 ppm equaling 1 troy ounce per short ton.

Based on the results we have received, the balance of the Phase I exploration program will consist of trenching and sampling on the vein along strike and on rock adjacent to the vein. This follow up program will allow us to confirm the above results and determine the width of the vein. We have decided to delay the balance of Phase I of our exploration program until we obtain additional financing. We have decided to focus our resources on our exploration program of the Blue Jack Property.”

The following information amends in its entirety the information provided in the prospectus under the third paragraph contained under the section “Plan of Operation – Minnie Claim.”

“Once satisfied with the boundaries of the property, our consulting geologist commenced Phase I of our exploration program. He collected nine rock samples from the Minnie Claim. The samples consisted of outcrop grabs across strike as well as float samples of mineralized veins near historical workings. These samples were sent to an independent laboratory for testing. In January 2009, we received the fire assay results on the rock samples and they indicated the occurrence of gold mineralization on the Minnie Claim. The fire assay results on the rock samples are summarized as follows:

Sample No.	Au Results (oz/t)	Ag Results (oz/t)	Cu Results (%)	Zn Results (%)
ML001	n/a (13 ppb)	n/a (<0.5 ppm)	0.08 (792 ppm)	0.38 (3810 ppm)
ML002	n/a (10 ppb)	n/a (<0.5 ppm)	0.01 (134 ppm)	0.40 (3950 ppm)
ML003	0.112 (3850 ppb)	1.823 (62.5 ppm)	0.02 (173 ppm)	0.04 (441 ppm)
ML004	0.037 (1265 ppb)	3.208 (110 ppm)	0.28 (2800 ppm)	0.44 (4350 ppm)
ML005	0.057 (1965 ppb)	0.645 (22.1 ppm)	0.06 (605 ppm)	0.05 (512 ppm)
ML006	0.098 (3360 ppb)	15.779 (541 ppm)	0.65 (6480 ppm)	3.70
ML007	0.063 (2170 ppb)	9.188 (315 ppm)	0.65 (6480 ppm)	0.77 (7720 ppm)
ML008	0.010 (359 ppb)	0.505 (17.3 ppm)	0.11 (1080 ppm)	0.07 (716 ppm)
ML009	0.028 (972 ppb)	1.350 (46.3 ppm)	0.15 (1450 ppm)	0.03 (347 ppm)

Note: Conversions to ounces per ton (oz/ton) on the tables above employ a factor of 34285.7 ppb equaling 1 troy ounce per short ton and 34.2857 ppm equaling 1 troy ounce per short ton.

Based on the results we have received, the balance of the Phase I exploration program will consist of trenching and sampling on the vein along strike and on rock adjacent to the vein. This follow up program will allow us to confirm the above results and determine the width of the vein. We have decided to delay the balance of Phase I of our exploration program until we obtain additional financing. We have decided to focus our resources on our exploration program of the Blue Jack Property”

The purchase of the securities offered through this prospectus involves a high degree of risk. You should carefully read and consider the section of the prospectus entitled “Risk Factors” on pages 3 through 6 before buying any shares of our common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The Date Of This Prospectus Supplement Is February 3, 2009